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Exhibit 4.9

C L I F F O R D	LIMITED LIABILITY PARTNERSHIP
C H A N C E

EXECUTION VERSION

£35,000,000

COMMITTED MULTICURRENCY REVOLVING FACILITY AGREEMENT

dated 29 JUNE 2005

for

MARCONI BONDING LIMITED

as Applicant

with

MARCONI CORPORATION plc

as Company

with

HSBC BANK plc
acting as Agent and Security Trustee

AND OTHERS

CONTENTS

CLAUSE

1.	Definitions And Interpretation
2.	The Facility
3.	Purpose
4.	Conditions Of Utilisation
5.	Utilisation
6.	Long Dated Bonds
7.	Bonds
8.	Repayment, Prepayment And Cancellation
9.	Default Interest
10.	Changes To The Calculation Of Interest
11.	Break Costs
12.	Fees
13.	Tax Gross Up And Indemnities
14.	Increased Costs
15.	Other Indemnities
16.	Mitigation By The Banks
17.	Costs And Expenses
18.	Guarantee And Indemnity
19.	Representations
20.	Information Undertakings
21.	Security Undertakings
22.	General Undertakings
23.	Events Of Default
24.	Changes To The Banks
25.	Changes To The Obligors
26.	Role Of The Agent And The Security Trustee
27.	Conduct Of Business By The Finance Parties
28.	Sharing Among The Finance Parties
29.	Payment Mechanics
30.	Set-Off
31.	Notices
32.	Calculations And Certificates
33.	Partial Invalidity
34.	Remedies And Waivers
35.	Amendments And Waivers

36.	Counterparts
37.	Governing Law
38.	Enforcement

SCHEDULE 1 THE ORIGINAL PARTIES
	Part A	The Original Issuing Bank
	Part B	The Original Bank
	Part C	The Original Indemnifying Companies

SCHEDULE 2 CONDITIONS PRECEDENT
Part A Conditions Precedent To Initial Utilisation
Part B Conditions Precedent Required To Be Delivered By An Additional Obligor

SCHEDULE 3 UTILISATION REQUEST

SCHEDULE 4 MANDATORY COST FORMULAE

SCHEDULE 5 FORM OF TRANSFER CERTIFICATES

SCHEDULE 6 FORM OF ACCESSION LETTER

SCHEDULE 7 TIMETABLES

SCHEDULE 8 FORM OF LMA CONFIDENTIALITY UNDERTAKING

THIS AGREEMENT is dated 29 June 2005 and made between:

(1)           MARCONI BONDING LIMITED (the “Applicant”);

(2)           MARCONI CORPORATION PLC (the “Company”);

(3)           HSBC BANK plc as Original Issuing Bank and Original Bank;

(4)           HSBC BANK plc as agent of (and security trustee for) the other Finance Parties (the “Agent” and the “Security Trustee” respectively); and

(5)           THE COMPANIES listed in Schedule 1 (The Original Indemnifying Companies) (the “Original Indemnifying Companies”).

IT IS AGREED as follows:

1.             DEFINITIONS AND INTERPRETATION

1.1           Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Account” means the account number 01504991, sort code 40-04-09 of the Applicant with the Security Trustee denominated in the Base Currency and designated as a “Cash Collateral Security Account” by the Security Trustee (together with any substitute, replacement or sub-account in relation to such designated account) and which is subject to the New Security Agreement.

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formulae).

“Additional Indemnifying Company” means a company which becomes an Indemnifying Company in accordance with Clause 25 (Changes to the Obligors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the Base Currency with the relevant currency or relevant currencies in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Arrangement Fee Letter” means the letter dated about the date of this Agreement between HSBC Bank plc as Original Bank and the Company setting out the fee referred to in Clause 12.1 (Arrangement Fee).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, registration, recordal or enrolment.

“Available Commitment” means a Bank’s Commitment minus:

(a)           the Base Currency Amount of its participation in any outstanding Bonds; and

(b)           in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Bonds that are due to be issued on or before the proposed Utilisation Date,

other than that Bank’s participation in any Migrated Bonds or in any Bonds that are due to be repaid or prepaid in full on or before the proposed Utilisation Date.

“Availability Period” means the period from and including the Effective Date to and including 19 November 2007.

“Available Facility” means the aggregate for the time being of each Bank’s Available Commitment.

“Bank” means:

(a)           any Original Bank and (unless the context requires otherwise) any Original Issuing Bank; and

(b)           any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Banks),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Base Currency” means sterling.

“Base Currency Amount” means, in relation to a Utilisation, the amount specified in the Utilisation Request for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment or prepayment of the Utilisation.

“Bond” means a bond, guarantee, letter of credit, indemnity or similar instrument to be utilised for the purposes set out in Clause 3.1 (Purpose) in a form requested by the Applicant and agreed with the relevant Issuing Bank in accordance with sub-clause 5.2.1(c) of Clause 5.2 (Completion of a Utilisation Request).

“Break Costs” means the amount (if any) by which:

(a)           the interest which a Bank should have received for the period from the date of receipt of all or any part of its participation in an Unpaid Sum to the last day of the current Interest Period in respect of that Unpaid Sum, had the Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)           the amount which that Bank would be able to obtain by placing an amount equal to the Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and:

(a)           (in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)           (in relation to any date for payment or purchase of euro) any TARGET Day.

“Cash Cover Amount” means, in relation to a Bond, if denominated in the Base Currency, the outstanding amount of that Bond or, if not denominated in the Base Currency, the outstanding amount of that Bond converted into the Base Currency on the basis of the Agent’s Spot Rate of Exchange three Business Days before the Utilisation Date for such Bond or, if later, on the date such amount falls to be determined pursuant to the provisions of this Agreement adjusted to reflect any repayment or prepayment of the Bond.

“Change of Control” means any person or group of persons acting in concert gaining control of the Company, where “control” means:

(a)           the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)            cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Company; or

(ii)           appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or

(iii)          give directions with respect to the operating and financial policies of the Company which the directors or other equivalent officers of the Company are obliged to comply with; or

(b)           the holding of more than one-half of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital), and where “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Company, to obtain or consolidate control of the Company.

“Commitment” means:

(a)           in relation to an Original Bank, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part B of Schedule 1 (The Original Bank) and the amount of any other Commitment transferred to it under this Agreement; and

(b)           in relation to any other Bank, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 8 (Form of LMA Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Effective Date” means the date that the Agent notifies the Applicant, the Company and the Banks that it has received all of the documents and other evidence listed in Part A (Conditions Precedent to Initial Utilisation) of Schedule 2 in form and substance satisfactory to the Agent.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Existing Bonding Facility” means the £50,000,000 committed multicurrency revolving facility agreement dated 27 March 2003 between, among others, the Applicant, the Company and the Agent pursuant to which certain bonds have been issued and are outstanding on the date of this Agreement.

“Existing Bonding Facility Agreement” means the agreement entered into in relation to the Existing Bonding Facility and each document entered into in connection therewith.

“Expiry Date” means, for a Bond, the last day of its Term.

“Facility” means the revolving facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Bank to the Agent in writing on or before the date it becomes a Bank (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Finance Document” means this Agreement, any Accession Letter, the New Security Agreement, and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent, the Security Trustee, an Issuing Bank or a Bank.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)           moneys borrowed;

(b)           any amount raised by acceptance under any acceptance credit facility;

(c)           any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)           the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP as in force at the date of this Agreement, be treated as a finance or capital lease;

(e)           receivables sold or discounted provided that receivables to the extent they are sold on a non-recourse basis shall be disregarded, and for this purpose, where recourse is:

(i)            limited to the receivable sold; or

(ii)           arises as a result of breach of warranties (or the equivalent),

the sale or discounting of such receivable shall be deemed to be on a non-recourse basis.

(f)            any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)           any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value or, in the context of an unpaid amount, the net amount unpaid shall be taken into account);

(h)           any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary bond or any other instrument issued by a bank or financial institution;

(i)            any amount raised by the issue of shares redeemable prior to the date falling 54 Months after the date of this Agreement;

(j)            any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into of such agreement is to raise finance;

(k)           (without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above,

but excluding any indebtedness for or in respect of assets or services acquired or sold in the ordinary course of business (except to the extent it would be treated as a loan, overdraft or obligation under a finance or capital lease in the audited financial statements of the Company).

“GAAP” means generally accepted accounting principles in the United Kingdom.

“Group” means the Company and its Subsidiaries for the time being.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Indemnifying Company” means an Original Indemnifying Company or an Additional Indemnifying Company.

“Interest Period” means, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.1 (Default interest).

“Interim Bonding Facility” means the interim bonding facility dated 10 May 2002 (as amended) between Barclays Bank PLC, HSBC Bank plc and JP Morgan Chase Bank and the Applicant providing for the issuance of surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees and other obligations of a like nature.

“Interim Bonding Facility Agreement” means the facility letters entered into in relation to the Interim Bonding Facility and each document entered into in connection therewith.

“Issuing Bank” means an Original Issuing Bank and any other Bank which agrees to be designated by the Agent as an Issuing Bank under this Agreement.

“LIBOR” means, in relation to any Unpaid Sum:

(a)           the applicable Screen Rate; or

(b)           (if no Screen Rate is available for the currency or Interest Period of that Unpaid Sum) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Unpaid Sum and for a period comparable to the Interest Period for that Unpaid Sum.

“Long Dated Bond” has the meaning ascribed thereto in Clause 6.1 of Clause 6 (Long Dated Bonds).

“Majority Banks” means:

(a)           until the Total Commitments have been reduced to zero, a Bank or Banks whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero and there are no Bonds then outstanding, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)           at any other time, a Bank or Banks whose participations in the Bonds then outstanding aggregate more than 66 2/3% of all the Bonds then outstanding.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

“Material Adverse Effect” means a material adverse effect on:

(a)           the financial condition or business of the Group taken as a whole; and

(b)           the ability of the Group taken as a whole to perform any of its payment and/or other material obligations under the Finance Documents.

“Migrated Bonds” means the outstanding bonds issued by HSBC Bank plc under the Interim Bonding Facility and Existing Bonding Facility and deemed to have been issued under this Agreement in accordance with an agreement relating to bonding facilities dated on or about the date hereof between the Applicant, the Company, HSBC Bank plc, JP Morgan Chase Bank and Barclays Bank PLC.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)           if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)           if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“New Security Agreement” means the security over cash agreement in the form agreed between the Applicant and the Agent to be entered into between the Applicant and the Security Trustee on or about the date of this Agreement.

“Obligor” means the Applicant, the Company or an Indemnifying Company.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Obligor” means the Applicant, the Company and each Original Indemnifying Company.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Proportion” means, in relation to a Bank in respect of any Bond, the proportion (expressed as a percentage) borne by that Bank’s Available Commitment to the Available Facility immediately prior to the issue of that Bond, adjusted to reflect any assignment or transfer under this Agreement to or by that Bank.

“Quarter Date” means the last Business Day in each of April, July, October and January, in each year.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)           (if the currency is sterling) the first day of that period;

(b)           (if the currency is euro) two TARGET Days before the first day of that period; or

(c)           (for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means the principal London offices of HSBC Bank plc and such other banks as may be appointed by the Agent in consultation with the Company.

“Relevant Interbank Market” means the London interbank market.

“Repeating Representations” means each of the representations set out in Clause 19.1 (Status) to Clause 19.6 (Governing Law and Enforcement) and Clause 19.8 (No default) to Clause 19.10 (Pari passu ranking).

“Screen Rate” means in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Banks.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Specified Time” means a time determined in accordance with Schedule 7 (Timetables).

“Subsidiary” means a subsidiary within the meaning of section 736 of the Companies Act 1985 as amended by section 144 of the Companies Act 1989.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Term” means the period set out in the relevant Utilisation Request for which an Issuing Bank is initially under a liability under a Bond (whether or not such Bond is an “extend or pay Bond”).

“Total Commitments” means the aggregate of the Commitments, being £35,000,000 at the date of this Agreement.

“Transaction Security” means the Security granted to the Security Trustee under the New Security Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificates) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)           the proposed Transfer Date specified in the Transfer Certificate; and

(b)           the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation” means a utilisation of the Facility by way of the issue of a Bond.

“Utilisation Date” means the date of a Utilisation, being the date on which a Bond is to be issued.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2           Construction

1.2.1        Unless a contrary indication appears, any reference in this Agreement to:

(a)           the “Agent”, the “Security Trustee”, “any “Finance Party”, any “Issuing Bank”, any “Bank”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)           “euro” means the single currency unit of the Participating Member States; “£” and “sterling” means the lawful currency of the United Kingdom, “$” and “dollars” means the lawful currency of the United States of America;

(c)           a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated pursuant to this Agreement or otherwise.  In the event of any inconsistencies arising between this Agreement and any other Finance Document, the provisions of this Agreement shall prevail;

(d)           a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership or two or more of the foregoing (whether or not having separate legal personality);

(e)           an outstanding amount of a Bond at any time is the maximum amount that is or may be payable by the Applicant in respect of that Bond at that time;

(f)            a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(g)           the “relevant Issuing Bank” means in relation to any Bond which has been or is to be issued, the Issuing Bank which has issued, is to issue or has been requested to issue that Bond;

(h)           the “repaying”, “repayment”, “prepaying” or “prepayment” of a Bond means:

(i)            the provision of cash cover for that Bond;

(ii)           the maximum amount payable under the Bond being reduced in accordance with its terms; or

(iii)          the Issuing Bank of that Bond being satisfied that it has no further liability under that Bond;

and the amount by which a Bond is repaid or prepaid under (i) and (ii) above is the amount of the relevant cash cover or reduction (but, save as provided under Clause 8.7 (Cash Cover), the provision of cash security pursuant to Clause 21 (Security undertakings) does not constitute the repayment or prepayment of a Bond); and

(i)            the provision of “cash cover” for a Bond means the payment of an amount in the Base Currency to the Account and the following conditions are met:

(i)            withdrawals from the Account may only be made to pay a Finance Party amounts due and payable to it under this Agreement until no amount is or may be outstanding under any Bond following which such restrictions shall not apply; and

(ii)           interest shall accrue at such commercial rate and with such interest periods as the Security Trustee or the relevant Bank (as the case may be) shall specify from time to time on the credit balance of the Account. All such interest shall be for the account of the Applicant and credited to the Account and paid to the Applicant quarterly in arrear; and

(iii)          the Applicant has executed the New Security Agreement;

(j)            a provision of law is a reference to that provision as amended or re-enacted; and

(k)           a time of day is a reference to London time.

1.2.2        Section, Clause and Schedule headings are for ease of reference only.

1.2.3        Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4        A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3           Third Party Rights

1.3.1        Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

1.3.2        Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2.             THE FACILITY

2.1           The Facility

Subject to the terms of this Agreement, the Banks make available to the Applicant a committed multicurrency revolving facility for the issue of Bonds in an aggregate amount equal to the Total Commitments.

2.2           Finance Parties’ rights and obligations

2.2.1        The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2        The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the

Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.2.3        A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.             PURPOSE

3.1           Purpose

The Facility is provided for the purpose of supporting (directly or indirectly) obligations owed by Indemnifying Companies to third parties where such obligations are incurred in the ordinary course of the Group’s trade or business (but not, for the avoidance of doubt, for the purpose of supporting any financing facilities of members of the Group other than any financing facilities which have been provided to members of the Group for the purpose of supporting directly obligations of members of the Group incurred in the ordinary course of the Group’s trade or business (other than where such business includes the raising or incurrence of financial indebtedness) through the issue of surety bonds, appeal bonds, bid bonds, advance payment bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature issued for such purpose).

3.2           Monitoring

No Finance Party is bound to monitor or verify the manner in which the Facility is utilised.

4.             CONDITIONS OF UTILISATION

4.1           Initial conditions precedent

The Applicant may not deliver a Utilisation Request until the Effective Date and the Agent shall notify the Applicant, the Company and the Banks promptly upon the occurrence of the Effective Date.

4.2           Further conditions precedent

The Banks will only be obliged to comply with Clause 5.4 (Issue of Bonds) if on the date of the Utilisation Request and on the proposed Utilisation Date:

4.2.1        (other than in the case of a renewal or extension of an existing Bond) no Default is continuing or would result from the proposed Utilisation;

4.2.2        (other than in the case of a renewal or extension of an existing Bond) the Repeating Representations to be made by the Company, the Applicant and the Indemnifying Company for whose account the relevant Bond has been requested to be issued are true in all material respects; and

4.2.3        in the case of a renewal or extension of an existing Bond, the Agent has not delivered a notice pursuant to sub-clause 23.11.1 or sub-clause 23.11.2 of Clause 23.11 (Remedies).

4.3           Conditions relating to Optional Currencies

4.3.1        A currency will constitute an Optional Currency in relation to a Utilisation if it is euro or dollars or:

(a)           it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation; and

(b)           it has been approved by the relevant Issuing Bank for that Utilisation on or prior to receipt by the Agent of the relevant Utilisation Request for that Utilisation.

4.3.2        If the Agent has received a written request from the Applicant for a currency to be approved under sub-clause 4.3.1(b) of this Clause 4.3, the Agent will confirm to the Applicant by the Specified Time whether or not the relevant Issuing Bank has granted its approval.

5.             UTILISATION

5.1           Delivery of a Utilisation Request

The Applicant may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request requesting the issue of a Bond by an Issuing Bank not later than the Specified Time. Further, but provided only that the relevant Issuing Bank has confirmed to the Applicant and the Agent that the Issuing Bank consents to the same, the Applicant may deliver a Utilisation Request later than the Specified Time.

5.2           Completion of a Utilisation Request

5.2.1        Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)           the proposed Utilisation Date is a Business Day within the Availability Period;

(b)           the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(c)           the form of the Bond is attached and is satisfactory to the relevant Issuing Bank (having regard to that Issuing Bank’s formal internal policies at the relevant time, and to all relevant legal and regulatory restrictions) but, for the avoidance of doubt, the Parties have agreed that there will be no requirement as to the Expiry Date of any Bond and no limitation on the issue of undated Bonds;

(d)           the delivery instructions for the Bond are specified;

(e)           the Bond is a Bond for the purpose of supporting (directly or indirectly) the obligations of an Indemnifying Company to a third party where such obligations are incurred in the ordinary course of the Group’s trade or business, but not for the purpose of supporting any financing facility of a member of the Group other than any financing facilities which have been provided to members of the Group for the purpose of supporting directly obligations of members of the Group incurred in the ordinary course of the Group’s trade or business (other than where such business includes the raising or incurrence of financial indebtedness) through the issue of surety bonds, appeal bonds, bid bonds, performance bonds, advance payment bonds, letters of credit, bank guarantees or other obligations of a like nature issued for such purpose); and

(f)            the identity of the beneficiary of the Bond is satisfactory to the relevant Issuing Bank (having regard to the relevant Issuing Bank’s formal internal policies at the relevant time, and to all relevant legal and regulatory restrictions).

5.2.2        Only one Utilisation may be requested in each Utilisation Request.

5.2.3        If the relevant Issuing Bank does not agree or approve the form of the Bond or the beneficiary of the Bond (as the case may be), the relevant Issuing Bank shall inform the Agent and the Agent will inform the Applicant of that fact not later than the Specified Time.

5.3           Currency and amount

5.3. l        The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

5.3.2        The amount of the proposed Bond must be such that its Base Currency Amount is less than or equal to the Available Facility.

5.3.3        In respect of a proposed advance payment bond the amount of such Bond must be such that its Base Currency Amount when aggregated with the Base Currency Amount of all other advance payment bonds issued or proposed to be issued under the Facility does not exceed £5,000,000.

5.4           Issue of Bonds

5.4.1        If the conditions set out in this Agreement have been met the relevant Issuing Bank shall issue the relevant Bond on the Utilisation Date.

5.4.2        The amount of each Bank’s participation in each Bond will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to the issue of the Bond.

5.4.3        The Agent shall determine the Base Currency Amount of each Bond which is to be issued in an Optional Currency and shall notify (a) the Company of the Base Currency Amount of such Bond and (b) the relevant Issuing Bank and each Bank of the details of the requested Bond and the amount of its participation in that Bond, in each case by the Specified Time.

5.4.4        A renewal or extension of a Bond shall be treated in the same manner as if the issue of a new Bond were being requested save that Clauses 5.2.1(b), (c) or (f) shall not apply.

5.4.5        An Issuing Bank and all the Banks may agree, in their sole discretion, to issue a Bond on behalf of a member of the Group which is not an Indemnifying Company.

6.             LONG DATED BONDS

6.1           If an Issuing Bank issues a Bond with an Expiry Date falling after the date falling 54 Months after the date of this Agreement which has not been repaid or prepaid in full on or prior to the date falling 54 Months after the date of this Agreement (each, a “Long Dated Bond”), the Applicant (or the relevant Indemnifying Company or the Company on its behalf) shall, no later than the date falling 54 Months after the date of this Agreement, repay that Long Dated Bond. To the extent that the Applicant (or the relevant Indemnifying Company or the Company on its behalf) wishes to repay such Long Dated Bonds by the provision of cash cover, it may, provided that it has given prior notice to the Security Trustee and the relevant Issuing Bank of that fact, request that the amount of any cash security provided pursuant to Clause 21 (Security Undertakings) standing to the credit of the Applicant in the Account (“Existing Cash Collateral”), be taken into account in calculating the amount of cash cover so to be provided and only such additional amount of cash cover shall have to be paid to the Security Trustee as is necessary (when added to the amount of the Existing Cash

Collateral) to ensure that the amount to be repaid in respect of such Long Dated Bonds has been provided in full.

6.2           In addition to any other form of repayment permitted by the terms of this Agreement, but provided that the relevant Issuing Bank has given its prior consent to the same, the Applicant (or the relevant Indemnifying Company or the Company on its behalf) shall, for the purpose only of complying with its obligations under Clause 6.1 of this Clause 6 to repay any Long Dated Bond, also be entitled to procure the issuance of a letter of credit, indemnity or bank guarantee by an issuing institution acceptable to the relevant Issuing Bank and on terms and conditions acceptable to the relevant Issuing Bank in respect of the entire liability of that Issuing Bank under the relevant Long Dated Bond. In the event that the relevant Issuing Bank agrees to accept such a letter of credit, indemnity or bank guarantee and the same is duly issued to the relevant Issuing Bank, on the date falling 54 Months after the date of this Agreement each Bank shall, without the need for any further action by that Issuing Bank or any of the Banks, be released from the indemnity given to that Issuing Bank pursuant to sub-clause 7.3.2 of Clause 7.3 (Indemnities) of this Agreement and pursuant to any equivalent provision in the Interim Bonding Facility Agreement and the Existing Bonding Facility Agreement in respect of any claim thereafter paid by that Issuing Bank under the relevant Long Dated Bond.

7              BONDS

7.1           Immediately payable

If a Bond or any amount outstanding under a Bond is expressed to be immediately payable, the Applicant shall repay or prepay that amount immediately.

7.2           Claims under a Bond

7.2.1        Each of the Applicant and each Indemnifying Company whose obligations are supported by a Bond (other than any Migrated Bond issued by HSBC Bank plc under the Interim Bonding Facility) (the “Relevant Indemnifying Company”) irrevocably and unconditionally authorises the relevant Issuing Bank to pay any claim made or purported to be made under that Bond which appears on its face to be in order (a “claim”).

7.2.2        The relevant Issuing Bank shall promptly notify the Applicant and the Relevant Indemnifying Company if a claim is made upon it under a Bond. The Applicant and the Relevant Indemnifying Company agree (on a joint and several basis) immediately on demand (or, if such Bond provides a time within which the relevant Issuing Bank must make payment in respect of a claim, no later than one Business Day before the last date on which the Issuing Bank must make such payment) to pay to the Agent for the relevant Issuing Bank an amount equal to the amount of any claim in respect of a Bond.

7.2.3        Each of the Applicant and the Relevant Indemnifying Companies acknowledges that each Issuing Bank:

(a)           is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(b)           deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

7.2.4        The obligations of the Applicant and a Relevant Indemnifying Company under this Clause will not be affected by:

(a)           the sufficiency, accuracy or genuineness of any claim or any other document; or

(b)           any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.3           Indemnities

7.3.1        The Applicant and the Relevant Indemnifying Company shall (on a joint and several basis) within 3 Business Days of demand being made by the relevant Issuing Bank indemnify the relevant Issuing Bank against any cost, loss or liability incurred by that Issuing Bank (otherwise than by reason of that Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Bond.

7.3.2        Subject to the provisions of Clause 6.1 of Clause 6 (Long Dated Bonds) and of sub-clause 8.8.2 of Clause 8 (Repayment, Prepayment and Cancellation), each Bank shall (according to its Proportion) immediately on demand indemnify the relevant Issuing Bank against any cost, loss or liability incurred by that Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Bond (unless that Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

7.3.3        The Applicant and the Relevant Indemnifying Company shall (on a joint and several basis) within 3 Business Days of demand being made on it reimburse any Bank for any payment it makes to any Issuing Bank under this Clause 7.3 in respect of a Bond.

7.3.4        The obligations of the Applicant, each Indemnifying Company and each Bank under this Clause 7 are continuing obligations and will extend to the ultimate balance of sums payable by that Applicant, Indemnifying Company or Bank in respect of any Bond, regardless of any intermediate payment or discharge in whole or in part.

7.3.5        The obligations of the Applicant, each Indemnifying Company and any Bank under this Clause 7 will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 7 (without limitation and whether or not known to it or any other person) including:

(a)           any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Bond or other person;

(b)           the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(c)           the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Bond or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)           any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Bond or any other person;

(e)           any amendment (however fundamental) or replacement of a Finance Document, any Bond or any other document or security;

(f)            any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Bond or any other document or security; or

(g)           any insolvency or similar proceedings.

7.4           Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

7.5           Role of the Issuing Banks

7.5.1        Nothing in this Agreement constitutes any Issuing Bank as a trustee or fiduciary of any other person.

7.5.2        No Issuing Bank shall be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account.

7.5.3        Each Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

7.5.4        Each Issuing Bank may rely on:

(a)           any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)           any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

7.5.5        Each Issuing Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

7.5.6        Each Issuing Bank may act in relation to the Finance Documents through its personnel and agents.

7.5.7        No Issuing Bank is responsible for:

(a)           the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by that Issuing Bank or any other person given in or in connection with any Finance Document; or

(b)           the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

7.6           Exclusion of liability

7.6.1        Without limiting sub-clause 7.6.2 of this Clause 7.6, no Issuing Bank will be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

7.6.2        No Party (other than an Issuing Bank) may take any proceedings against any officer, employee or agent of that Issuing Bank in respect of any claim it might have against that Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of that Issuing Bank may rely on this Clause subject to Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.

7.7           Credit appraisal by the Banks

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Bank confirms to each Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document.

8.             REPAYMENT, PREPAYMENT AND CANCELLATION

8.1           Illegality

If it becomes unlawful in any applicable jurisdiction for a Bank to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation:

8.l.l          that Bank shall promptly notify the Agent upon becoming aware of that event;

8.1.2        upon the Agent notifying the Company and the Applicant, the Commitment of that Bank will be immediately cancelled; and

8.1.3        the Applicant shall (a) repay that Bank’s participation in the Utilisations and/or (b) within three Business Days of notice being delivered by the Agent, repay that Bank’s proportion of any Bond issued by any Issuing Bank or, if the illegality affects an Issuing Bank in its capacity as such, repay the whole of any Bond issued by that Issuing Bank, or, at the request of that Bank, take such other measures as may be reasonably practicable (without undue additional cost to that Obligor) to cure such unlawfulness, in each case on the date specified by the Bank in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2           Change of control

If a Change of Control occurs, the Company shall promptly notify the Agent upon becoming aware of that event and the Agent may, and shall if so directed by the Majority Banks, by notice to the Company:

8.2.1        declare that the Total Commitments are to be cancelled and the Total Commitments shall be cancelled with effect from the day falling 45 days after such Change of Control (or, if such day is not a Business Day, the immediately following Business Day, or if such day would fall into a different calendar month, the immediately preceding Business Day); and/or

8.2.2        declare that full cash cover in respect of each Bond is due and payable, and such cash cover shall become due and payable by the Applicant and each

Relevant Indemnifying Company on the day falling 45 days after such Change of Control (or, if such day is not a Business Day, the immediately following Business Day or, if such day would fall into a different calendar month, the immediately preceding Business Day).

8.3           Voluntary cancellation

The Applicant (or the Company on the Applicant’s behalf) may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Banks may agree) prior notice, cancel the whole or any part (being a minimum amount of £5,000,000) of the Available Facility. Any cancellation under this Clause 8.3 shall reduce the Commitments of the Banks rateably.

8.4           Voluntary Prepayment

The Applicant (or the Company on the Applicant’s behalf) may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Banks may agree) prior notice, prepay a Bond through the provision of cash cover for the whole or any part of the outstanding amount of that Bond.

8.5           Right of repayment and cancellation in relation to a single Bank

8.5.1        If:

(a)           any sum payable to any Bank by an Obligor is required to be increased under sub-clause 13.2.3 of Clause 13.2 (Tax gross-up); or

(b)           any Bank claims indemnification from the Company under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs),

the Applicant (or the Company on behalf of the Applicant) may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Bank and its intention to procure the repayment of that Bank’s participation in the Utilisations.

8.5.2        On receipt of a notice referred to in sub-clause 8.5.1 of this Clause 8.5, the Commitment of that Bank shall immediately be reduced to zero.

8.5.3        On the date specified by the Applicant (or the Company) in the notice under sub-clause 8.5.1 of this Clause 8.5, the Applicant shall repay that Bank’s participation in each Utilisation.

8.6           Restrictions

8.6.1        Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

8.6.2        Any prepayment under this Agreement shall be made together with accrued commission and fees on the amount prepaid and, without premium or penalty.

8.6.3        No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

8.6.4        If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Bank, as appropriate.

8.6.5        For the avoidance of doubt, if any Bond has been repaid or prepaid in full (other than pursuant to the provisions of Clause 23.11 (Remedies)), and each of the conditions and requirements of Clause 4 (Conditions of Utilisation) and Clause 5 (Utilisation) are satisfied, the Base Currency amount of such Bond shall become available for re-utilisation pursuant and subject to the terms of this Agreement.

8.7           Cash Cover

On any day where, pursuant to the terms of this Agreement, any Obligor is required or permitted to repay or prepay any Bond (or part thereof) by the provision of cash cover or otherwise to provide cash cover in respect of any Bond other than (for the avoidance of doubt) pursuant to Clause 21 (Security Undertakings), the Cash Cover Amount of cash security provided pursuant to Clause 21 (Security Undertakings) standing to the credit of the Applicant in the Account on that day shall be taken into account in calculating the amount of cash cover so to be provided and only such additional amount of cash cover shall have to be paid to the Security Trustee as is necessary (when added to the amount of cash security standing to the credit of the Applicant in the Account to be taken into account pursuant to the above provisions) to ensure that the amount otherwise to be repaid, prepaid or provided as cash cover (as the case may) has been provided in full.

8.8           Disposal of Indemnifying Companies

8.8.l         The Company will not sell or dispose of any shares or other equity interests of any Indemnifying Company and shall procure that no Subsidiary of the Company will sell or dispose of any shares or other equity interests of any Indemnifying Company unless:

(a)           each Issuing Bank which has issued any Bond for the account of the relevant Indemnifying Company has given its prior consent to the same; or

(b)           each Issuing Bank which has issued any Bond for the account of the relevant Indemnifying Company has released the relevant Indemnifying Company from its obligations under or in respect of the Finance Documents in accordance with the provisions of sub-Clause 8.8.2 below; or

(c)           such sale or disposal is made to the Company or to a Subsidiary of the Company.

8.8.2        In the event of any proposed sale or disposition of all of the shares or equity interests of any Indemnifying Company, other than a disposal to another member or members of the Group, each relevant Issuing Bank shall release the relevant Indemnifying Company from its obligations under or in respect of the Finance Documents immediately prior to the time at which such sale or disposition is to become effective provided that each relevant Issuing Bank has at or prior to such time either received repayment in full in respect of each Bond issued by that Issuing Bank for the account of the relevant Indemnifying Company or, but only provided that the relevant Issuing Bank has given its prior consent to the same, the relevant Indemnifying Company (or the Applicant or the Company on its behalf) has procured the issuance of a letter of credit, indemnity or bank guarantee by an issuing institution acceptable to the relevant Issuing Bank and on terms and conditions acceptable to the relevant Issuing Bank in respect of the entire liability of that Issuing Bank under any Bond issued by that Issuing Bank for the account of the relevant Indemnifying Company. In the event that the relevant Issuing Bank agrees to accept such a letter of credit, indemnity or bank guarantee and the same is duly issued to the relevant Issuing Bank, on the date upon which the relevant sale or disposition becomes effective each Bank shall, without the need for any further action by that Issuing Bank or any of the Banks, be released from the indemnity given to the relevant Issuing Bank pursuant to sub-clause 7.3.2 of Clause 7.3 (Indemnities) of this Agreement in respect of any claim thereafter paid by that Issuing Bank under any Bond in respect of which it has accepted such letter of credit, indemnity or bank guarantee.

9.             DEFAULT INTEREST

9.1           Default interest

9.1.1        If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate per annum equal to the applicable LIBOR plus 0.50% plus 2% plus the applicable Mandatory Cost (if any) for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).  Any interest accruing under this Clause 9.1 shall be immediately payable by the relevant Obligor on demand by the Agent.

9.1.2        Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.2           Notification of rates of interest

The Agent shall promptly notify the Banks and the Company of the determination of a rate of interest under this Agreement.

10.           CHANGES TO THE CALCULATION OF INTEREST

10.1         Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2         Market disruption

10.2.1      If a Market Disruption Event occurs in relation to an Unpaid Sum for any Interest Period, then the rate of interest on each Bank’s share of that Unpaid Sum for the Interest Period shall be the rate per annum which is the sum of:

(a)           0.50%;

(b)           the rate notified to the Agent by that Bank as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Bank of funding its participation in that Unpaid Sum from whatever source it may reasonably select; and

(c)           the Mandatory Cost, if any, applicable to that Bank’s participation in the Unpaid Sum.

10.2.2      In this Agreement “Market Disruption Event” means:

(a)           at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant currency and Interest Period; or

(b)           before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Bank or Banks (whose participations in an Unpaid Sum exceed 35 per cent, of that Unpaid Sum) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

10.3         Alternative basis of interest or funding

10.3.1      If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

10.3.2      Any alternative basis agreed pursuant to sub-clause 10.3.1 of this Clause 10.3 shall, with the prior consent of all the Banks and the Company, be binding on all Parties.

11.           BREAK COSTS

11.1         Payment

The Applicant shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of an Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Unpaid Sum.

11.2         Determination

Each Bank shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.           FEES

12.1         Arrangement fee

The Company shall on the date of this Agreement pay to the Agent for distribution to the Banks an arrangement fee in an amount and at the time agreed in the Arrangement Fee Letter.

12.2         Commitment fee

12.2.1      The Applicant shall pay to the Agent (for the account of each Bank) a fee in the Base Currency computed at the rate of 0.25% per cent. per annum on that Bank’s Available Commitment for the Availability Period.

12.2.2      The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Bank’s Commitment at the time the cancellation is effective.

12.3         Bonding Fee

12.3. l      The Applicant shall pay to the Agent (for the account of each Bank) a bonding fee in the currency of the relevant Bond (other than any Migrated Bond issued by HSBC Bank plc under the Interim Bonding Facility) in the amount of 0.50% per annum on the outstanding amount of each such Bond (but ignoring for the purposes of this Clause any repayment or prepayment of any such Bond by the provision of cash cover and also ignoring all payments of cash security pursuant to the requirements of Clause 21 (Security Undertakings)) for the period from (and including) the Utilisation Date until (but not including) the next Quarter Date, and on each subsequent Quarter Date prior to the Expiry Date of the Relevant Bond (provided that in respect of any Bond which has been repaid or prepaid in accordance with paragraph (ii) or (iii) of sub-clause 1.2.1(h) of Clause 1.2 (Construction) such fee shall no longer be payable in respect of the period after such prepayment or repayment has been made). This fee shall be distributed according to each Bank’s Proportion of the relevant Bond (provided that in respect of any Long Dated Bond which has been duly repaid in accordance with Clause 6.1 and Clause 6.2 of Clause 6 (Long Dated Bonds), such fee shall no longer be distributed to each Bank in respect of the period after such repayment has been made) and shall be payable in arrear on each Quarter Date following the Utilisation Date in respect of the relevant Bond and on the Expiry Date of the relevant Bond.

12.3.2      The Applicant shall pay to the Agent (for the account of the relevant Issuing Bank) in respect of each Migrated Bond issued by HSBC Bank plc under the Interim Bonding Facility a bonding fee in the currency of the relevant Bond in the amount of 2% per annum on the outstanding amount of each such Bond or £25 (whichever is the higher) on the last day of each successive period of one Month from the Utilisation Date of each such Migrated Bond whilst each such Migrated Bond is outstanding.

12.4         Issuance Fee

The Applicant shall pay to the Agent (for the account of the relevant Issuing Bank) on the Utilisation Date in respect of each Bond (other than any Migrated Bond) an issuance fee of £500 in respect of such Bond.

13.           TAX GROSS UP AND INDEMNITIES

13.1         Definitions

13.1.1      In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

13.1.2      Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2         Tax gross-up

13.2.1      Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

13.2.2      The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.  Similarly, a Finance Party shall notify the Agent on becoming so aware in respect of a payment payable to that Finance Party.  If the Agent receives such notification from a Finance Party it shall notify the Company and that Obligor.

13.2.3      If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

13.2.4      If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

13.2.5      Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3         Tax indemnity

13.3.1      The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

13.3.2      Sub-clause 13.3.1 of this Clause 13.3 shall not apply:

(a)           with respect to any Tax assessed on a Finance Party:

(i)            under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)           under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)           to the extent a loss, liability or cost is compensated for by an increased payment under Clause 13.2 (Tax gross-up);

13.3.3      A Protected Party making, or intending to make a claim under sub-clause 13.3.1 of this Clause 13.3 shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

13.3.4      A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4         Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

13.4.1      a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

13.4.2      that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5         Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6         Value added tax

13.6.1      All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT.  If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

13.6.2      Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

14.           INCREASED COSTS

14.1         Increased costs

14.1.1      Subject to Clause 14.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (b) compliance with any law or regulation made after the date of this Agreement.

14.1.2      In this Agreement “Increased Costs” means:

(a)           a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)           an additional or increased cost; or

(c)           a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2         Increased cost claims

14.2.1      A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

14.2.2      Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3         Exceptions

14.3.1      Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)           attributable to a Tax Deduction required by law to be made by an Obligor;

(b)           compensated for by Clause 13.3 (Tax indemnity);

(c)           compensated for by the payment of the Mandatory Cost; or

(d)           attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

14.3.2      In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.           OTHER INDEMNITIES

15.1         Currency indemnity

15.1.1      If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)           making or filing a claim or proof against that Obligor;

(b)           obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

15.1.2      Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2         Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

15.2.1      the occurrence of any Event of Default; or

15.2.2      a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties).

15.3         Indemnity to the Agent and Security Trustee

The Company shall promptly indemnify the Agent and the Security Trustee against any cost, loss or liability incurred by the Agent or the Security Trustee as a result of:

15.3.1      investigating any event which it reasonably believes is a Default; or

15.3.2      acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.           MITIGATION BY THE BANKS

16.1         Mitigation

16.1.1      Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities), Clause 14 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office or to another bank or financial institution willing to participate in the Facility (provided that no Finance Party shall have any obligation to take any steps to identify any such other bank or financial institution).

16.1.2      Sub-clause 16.1.1 of this Clause 16.1 does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2         Limitation of liability

16.2.1      The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

16.2.2      A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.           COSTS AND EXPENSES

17.1         Transaction expenses

The Company shall promptly on demand pay the Agent and the Security Trustee the amount of all costs and expenses (including legal fees) reasonably incurred by either of them in connection with the negotiation, preparation, printing, execution and syndication of:

17.1.1      this Agreement and any other documents referred to in this Agreement (including any amendment to any other Finance Document in existence at the date of this Agreement); and

17.1.2      any other Finance Documents executed after the date of this Agreement.

17.2         Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.9 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Agent and the Security Trustee for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Trustee in responding to, evaluating, negotiating or complying with that request or requirement.

17.3         Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

18.           GUARANTEE AND INDEMNITY

18.1         Guarantee and indemnity

With effect from the Effective Date, the Company irrevocably and unconditionally:

18.1.1      guarantees to each Finance Party punctual performance by each other Obligor of all of that Obligor’s obligations under the Finance Documents;

18.1.2      undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, the Company shall immediately on demand pay that amount as if it was the principal obligor; and

18.1.3      indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal.  The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

18.2         Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3         Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party under or in respect of any Finance Document (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

18.3.1      the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

18.3.2      each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

18.4         Waiver of defences

The obligations of the Company under this Clause 18 will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 including (without limitation and whether or not known to it or any Finance Party):

18.4.1      any time, waiver or consent granted to, or composition with, any Obligor or other person;

18.4.2      the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

18.4.3      the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non- observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

18.4.4      any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

18.4.5      any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

18.4.6      any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

18.4.7      any insolvency or similar proceedings.

18.5        Immediate recourse

The Company waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Company under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6         Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

18.6.1      refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Company shall not be entitled to the benefit of the same; and

18.6.2      hold in an interest-bearing suspense account any moneys received from the Company or on account of the Company’s liability under this Clause 18.

18.7         Deferral of Company’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Company will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

18.7.1      to be indemnified by an Obligor;

18.7.2      to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

18.7.3      to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

18.8        Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.          REPRESENTATIONS

Other than where expressly stated to the contrary, each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.

19.1        Status

It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

19.2        Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 25 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

19.3        Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

19.3.1      any law or regulation applicable to it;

19.3.2      its constitutional documents; or

19.3.3      any agreement or instrument binding upon it or any of its assets.

19.4         Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5         Validity and admissibility in evidence

All Authorisations required or desirable:

19.5.1      to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

19.5.2      to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

19.6         Governing law and enforcement

Subject to any reservations, qualifications or assumptions contained in any of the legal opinions delivered pursuant to paragraph 2, Part A (Conditions Precedent to Initial Utilisation), Schedule 2 or pursuant to paragraphs 7 and 8, Part B (Conditions Precedent Required to be Delivered by an Additional Obligor), Schedule 2 of this Agreement which are accepted by the Facility Agent:

19.6.1      the choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation; and

19.6.2      any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

19.7         No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.8        No default

(made only by the Company) No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

19.9        Security

(made only by the Applicant) The Security expressed to be created under the New Security Agreement constitutes a valid, first priority charge over the assets expressed to be charged thereunder.

19.10      Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.11      No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which is continuing against any member of the Group which has been or is reasonably likely to be adversely determined and which (if already adversely determined) has had or (if adversely determined) would have a Material Adverse Effect.

19.12       Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

19.12.1    the date of each Utilisation Request and the first day of each Term; and

19.12.2    in the case of an Additional Indemnifying Company, the day on which the company becomes (or it is proposed that the company becomes) an Additional Indemnifying Company.

20.           INFORMATION UNDERTAKINGS

20.1         Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Banks, if the Agent so requests):

20.1.1      all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

20.1.2      as soon as reasonably practicable upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings against any member of the Group which is continuing and which has been or is reasonably likely to be adversely determined and which (if already adversely determined) has had or (if adversely determined) would have a Material Adverse Effect; and

20.1.3      promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

20.2         Notification of default

20.2.1      Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

20.2.2      Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that to the best of the Company’s knowledge and belief (after making due and proper enquiry) no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.3         “Know your customer” checks

20.3.1      If:

(a)           the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)           any change in the status of an Obligor after the date of this Agreement;

(c)           a proposed assignment or transfer by a Bank of any of its rights and obligations under this Agreement to a party that is not a Bank prior to such assignment or transfer,

obliges the Agent or any Bank (or, in the case of paragraph (c) above, any prospective new Bank) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Bank supply such documentation and other evidence as is available to it and which is reasonably requested by the Agent (for itself or on behalf of any Bank) or any Bank (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Bank) in order for the Agent, such Bank or, in the case of the event described in paragraph (c) above, any prospective new Bank to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.3.2      Each Bank shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.3.3      The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Banks) of its intention to request that one of its Subsidiaries becomes an Additional Indemnifying Company pursuant to Clause 25 (Changes to the Obligors).

20.3.4      Following the giving of any notice pursuant to sub-clause 20.3.3 above, if the accession of such Additional Indemnifying Company obliges the Agent or any Bank to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Bank supply such documentation and other evidence as is available to it and which is reasonably requested by the Agent (for itself or on behalf of any Bank) or any Bank (for itself or on behalf of any prospective new Bank) in order for the Agent or such Bank or any prospective new Bank to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Indemnifying Company.

20.4         Duration of Undertakings

The undertakings in this Clause 20 remain in force from the date of this Agreement until the earlier of (a) the date which is 54 Months after this Agreement and (b) the date upon which all Bonds have been repaid or prepaid.

21.           SECURITY UNDERTAKINGS

21.1         Recalculation of cash security

The Security Trustee shall on the last 10th Business Day of each Month (or as otherwise agreed by the Agent and the Applicant) (the “Calculation Date”) after the date of this Agreement recalculate the Cash Cover Amount of all of the unexpired Bonds outstanding at the close of business on the previous Business Day and the Security Trustee shall promptly notify the Company of the amount so determined. If the Security Trustee so requires, the Applicant shall within three Business Days of receiving a relevant notification by the Security Trustee ensure that a further amount is deposited in the Account to ensure that the Security Trustee holds cash security in an amount at least equal to 50% of the Cash Cover Amount of all unexpired Bonds at the Calculation Date.

21.2         Release of cash security

If no Default has occurred and is continuing and the Security Trustee holds cash security pursuant to the New Security Agreement in an amount in excess of 50% of the Cash Cover Amount (such amount being the “Excess Cash Security”) of all unexpired Bonds on the Calculation Date the Applicant may request in writing that the Security Trustee pay to the Applicant the Excess Cash Security within 3 Business Days of date of receipt by the Security Trustee of that request provided that the amount of the Excess Cash Security is equal to or greater than £5,000.

21.3         Continuing rights

The Applicant’s obligations to provide cash security in accordance with Clause 21.1 (Recalculation of cash security) are and shall be without prejudice to any other obligation of the Company, the Applicant or any Indemnifying Company to provide any other cash cover pursuant to the terms of this Agreement.

21.4         Interest

Interest shall accrue on the balance standing to the credit of the Account at such commercial rate and with such interest periods as the Security Trustee shall specify from time to time. Unless otherwise agreed, all such interest on the Account shall be for the account of the Applicant and be credited to the Account and paid quarterly in arrear to the Applicant.

21.5         Top-up Cash Security

Irrespective of any other provision of this Agreement or of any other Finance Document on the date falling 3 Business Days after the delivery by the Agent to the Applicant of a notice in writing requiring the same the Applicant will, as security for its obligations under the Finance Documents, by no later than 11 a.m. on that day deposit as cash security in the Base Currency an amount equal to 100% of the Cash Cover Amount of all Bonds to the Account.

For the avoidance of doubt, the provisions of this Clause 21.5 shall where applicable, override the provisions of Clause 21.1 (Recalculation of cash security), and Clause 21.2, (Release of cash security) and any other provision of any other Finance Document which purports to restrict or release the Applicant from any obligation to provide cash cover of less than the amounts stipulated in this Clause 21.5.

22.          GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement until the earlier of (a) the date which is 54 Months after the date of this Agreement and (b) the date upon which all Bonds have been repaid or prepaid.

22.1        Authorisations

Each Obligor shall promptly:

22.1.1      obtain, comply with and do all that is necessary to maintain in full force and effect; and

22.1.2      supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2         Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

22.3         Applicant to be special purpose vehicle

The Applicant shall not trade or carry on any business, own any assets or incur any liabilities except (a) for those contemplated by the Finance Documents, (b) pursuant to the Interim Bonding Facility and any other bonding arrangements in place on the date of this Agreement (and the related collateral in respect thereof), (c) for loans provided to the Applicant by other members of the Group the proceeds of which are or have been applied by the Applicant in providing cash cover or cash security pursuant to the terms of this Agreement or the Interim Bonding Facility, and (d) for and in connection with the carrying out of such activities necessary to or directly incidental to the maintenance of its corporate existence.

22.4         Other Bonding Facilities

22.4.1      Subject to Clause 22.4.2 and until 19 November 2007, if any Obligor enters into any new bonding facility (the “New Bonding Facility”) it shall offer to the Agent, the Issuing Banks and the Banks the option for the Banks to enter into a new bonding facility (the “Replacement Facility”) on the same terms as the New Bonding Facility (but with parties and a level of commitment the same as under this Facility) and to migrate any Bonds under this Agreement to the Replacement Facility so that those Bonds benefit from the same terms as any bonds issued under the New Bonding Facility.

22.4.2      Clause 22.4.1 shall not apply if the New Bonding Facility:

(a)           is solely to support the obligations owed by one Indemnifying Company; and

(b)           has a level of commitment that does not exceed £5 million.

23.          EVENTS OF DEFAULT

23.1        Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place, and time and in the currency in which it is expressed to be payable unless:

23.1.1      its failure to pay is caused by administrative or technical error; and

23.1.2      payment is made within 3 Business Days of its due date.

23.2        Security

Any requirement of Clause 21 (Security undertakings) is not satisfied unless:

23.2.1      its failure to pay is caused by administrative or technical error; and

23.2.2      payment is made within 3 Business Days of its due date.

23.3         Other obligations

23.3.1      An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Security)).

23.3.2      No Event of Default under sub-clause 23.3.1 of this Clause 23.3 in relation will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the Agent giving notice to the Company or the Company becoming aware of the failure to comply.

23.4         Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made and it is not remedied (if capable of remedy) within 15 Business Days of the earlier of the Company’s knowledge that such representation or statement was inaccurate or notice thereof to the Company from the Agent.

23.5        Cross default

23.5.1      Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

23.5.2      Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described) but, for the avoidance of doubt, the timely payment by a member of the Group of a claim under a guarantee or indemnity by that member of the Group in respect of the obligations of a non-member of the Group shall not constitute an Event of Default.

23.5.3      Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

23.5.4      Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described) and that member of the Group commences negotiations with the relevant creditor with a view to improving the position of that creditor.

23.5.5      No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within sub-clauses 23.5.1 to 23.5.4 of this Clause 23.5 is less than £35,000,000 (or its equivalent) or the payment in question or the occurrence of the relevant event of default (however described), is being contested in good faith by the relevant member of the Group.

23.6        Insolvency

23.6.l       The Company or the Applicant is unable or admits its inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

23.6.2      The value of the assets of the Company or the Applicant is less than its liabilities (taking into account contingent and prospective liabilities).

23.6.3      A moratorium is declared in respect of any indebtedness of the Company or the Applicant.

23.7         Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

23.7.1      the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Company or the Applicant;

23.7.2      a composition, assignment or arrangement with any creditor of the Company or the Applicant;

23.7.3      the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Company or the Applicant or any of its assets; or

23.7.4      enforcement of any Security over any assets of the Company or the Applicant,

or any analogous procedure or step is taken in any jurisdiction, save that the above provisions do not apply to (a) the mere presentation of a statutory demand against the Company or the Applicant or the presentation of a petition for the winding-up of the Company or the Applicant by a creditor provided that the same is contested in good faith and with due diligence and is discharged or struck out within 30 days of the presentation thereof or (b) (for the avoidance of doubt) the set-off against or appropriation by the Security Trustee or any Bank of any moneys standing to the credit of the Account or other account with the Security Trustee or any Bank into which cash cover has been paid pursuant to the terms of the New Security Agreement or the security document relating to that account in circumstances where such set-off or appropriation is made in satisfaction of the liabilities of the Applicant or any Relevant Indemnifying Company under sub-clause 7.2.2 of Clause 7.2 (Claims under a Bond) or sub-clause 7.3.2 of Clause 7.3 (Indemnities).

23.8        Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents unless, in the case of an Indemnifying Company, the Applicant provides full cash cover in respect of each Bond issued to support the obligations of that Indemnifying Company.

23.9        Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.10      Audit Qualification

The auditors of the Group materially and adversely qualify the audited annual consolidated financial statements of the Company.

23.11      Remedies

On and at any time after the occurrence of an Event of Default which is continuing:

23.11.1    the Agent shall if so directed by any Bank, by notice to the Company:

(a)           cancel the Commitment of that Bank whereupon that Commitment shall immediately be cancelled; and/or

(b)           declare that full cash cover in respect of that Bank’s participation under this Agreement in respect of each Bond is immediately due and payable whereupon it shall become immediately due and payable by the Applicant and each Relevant Indemnifying Company; and

23.11.2    the Agent may, and shall if so directed by the Majority Banks, by notice to the Company:

(a)           cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

(b)           declare that full cash cover in respect of each Bond is immediately due and payable whereupon it shall become immediately due and payable by the Applicant and each Relevant Indemnifying Company.

24.           CHANGES TO THE BANKS

24.1         Assignments and transfers by the Banks

Subject to this Clause 24, a Bank (the “Existing Bank”) may:

24.1.1      assign any of its rights; or

24.1.2      transfer by novation any of its rights and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Bank”).

24.2         Conditions of assignment or transfer

24.2.1      The consent of each Issuing Bank is required for an assignment or transfer by a Bank.

24.2.2      The consent of the Applicant is required for an assignment or transfer by an Existing Bank, unless the assignment or transfer is to another Bank or an Affiliate of a Bank.

24.2.3      The consent of the Applicant to an assignment or transfer must not be unreasonably withheld or delayed. The Applicant will be deemed to have given its consent five Business Days after the Existing Bank has requested it unless consent is expressly refused by the Applicant within that time.

24.2.4      The consent of the Applicant to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

24.2.5      An assignment will only be effective on:

(a)           receipt by the Agent of written confirmation from the New Bank (in form and substance satisfactory to the Agent) that the New Bank will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Bank; and

(b)           performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Bank, the completion of which the Agent shall promptly notify to the Existing Bank and the New Bank.

24.2.6      A transfer will only be effective if all the procedures set out in Clause 24.5 (Procedure for transfer) are complied with.

24.2.7      If:

(a)           a Bank assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)           as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Bank or Bank acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Bank or Bank acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Bank or Bank acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3         Assignment or transfer fee

The New Bank shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £1,000.

24.4         Limitation of responsibility of Existing Banks

24.4.1      Unless expressly agreed to the contrary, an Existing Bank makes no representation or warranty and assumes no responsibility to a New Bank for:

(a)           the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)           the financial condition of any Obligor;

(c)           the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(d)           the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

24.4.2      Each New Bank confirms to the Existing Bank and the other Finance Parties that it:

(a)           has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with any Finance Document; and

(b)           will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

24.4.3      Nothing in any Finance Document obliges an Existing Bank to:

(a)           accept a re-transfer from a New Bank of any of the rights and obligations assigned or transferred under this Clause 24; or

(b)           support any losses directly or indirectly incurred by the New Bank by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5         Procedure for transfer

24.5.1      Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with sub-clause 24.5.2 of this Clause 24.5 when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Bank and the New Bank. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

24.5.2      The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Bank and the New Bank once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Bank.

24.5.3      The Existing Bank shall at the same time as it delivers to the Agent the Transfer Certificate, as required under sub-clause 24.5.1 of this Clause 24.5 send to the Company a copy of such Transfer Certificate.

24.5.4      On the Transfer Date:

(a)           to the extent that in the Transfer Certificate the Existing Bank seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Bank shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(b)           each of the Obligors and the New Bank shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Bank have assumed and/or acquired the same in place of that Obligor and the Existing Bank;

(c)           the Agent, the Security Trustee, the Issuing Banks, the New Bank and other Banks shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Bank been an Original Bank with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Bank shall each be released from further obligations to each other under the Finance Documents; and

(d)           the New Bank shall become a Party as a “Bank”.

24.6        Disclosure of information

24.6.1      Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents (“Confidential Information”). However, a Finance Party is entitled to disclose information:

(a)           which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(b)           in connection with any legal or arbitration proceedings;

(c)           if required to do so under any law or regulation;

(d)           to a governmental, banking, taxation or other regulatory authority;

(e)           to its professional advisers;

(f)            to any Secured Creditor and any member of the Group;

(g)           to the extent allowed under sub clause 24.6.2 below; or

(h)           with the agreement of the relevant Obligor.

24.6.2      Any Finance Party may also disclose to any of its Affiliates and any other person:

(a)           to (or through) whom that Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)           with (or through) whom that Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor;

any Confidential Information as that Finance Party shall consider appropriate if the person to whom the information is to be given has entered into a Confidentiality Undertaking.

24.7         Sub-participations

For the avoidance of doubt, a Finance Party shall be entitled to enter into any sub-participation in relation to this Agreement but shall not do so unless it has first notified the Applicant of its intention to do so and consulted with the Applicant in relation to the intended sub-participation.

25.           CHANGES TO THE OBLIGORS

25.1         Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2         Additional Indemnifying Companies

25.2.1      Subject to compliance with the provisions of Clause 20.3 (Know your customer checks), the Company may request that any of its wholly owned Subsidiaries becomes an Additional Indemnifying Company. That Subsidiary shall become an Additional Indemnifying Company if:

(a)           the Company delivers to the Agent a duly completed and executed Accession Letter;

(b)           the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Indemnifying Company; and

(c)           the Agent has received all of the documents and other evidence listed in Part B (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 2 in relation to that Additional Indemnifying Company, each in form and substance satisfactory to the Agent.

25.2.2      The Agent shall notify the Company and the Banks promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part B (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 2.

25.3         Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations to be given by it are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

26.           ROLE OF THE AGENT AND THE SECURITY TRUSTEE

26.1         Appointment of the Agent

26.1.1      Each other Finance Party appoints the Agent to act as its agent and the Security Trustee to act as its security trustee under and in connection with the Finance Documents.

26.1.2      Each other Finance Party authorises the Agent and the Security Trustee to exercise the rights, powers, authorities and discretions specifically given to the Agent and the Security Trustee under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2         Duties of the Agent

26.2.1      The Agent and the Security Trustee shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent or the Security Trustee for that Party by any other Party.

26.2.2      Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Trustee is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

26.2.3      If the Agent or the Security Trustee receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

26.2.4      If the Agent or the Security Trustee is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party under this Agreement it shall promptly notify the other Finance Parties.

26.2.5      The Agent’s and Security Trustee’s duties under the Finance Documents are solely mechanical and administrative in nature.

26.3         No fiduciary duties

26.3.1      Except as expressly set out herein nothing in this Agreement constitutes the Agent or the Security Trustee as a trustee or fiduciary of any other person.

26.3.2      Neither the Agent nor the Security Trustee shall be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account.

26.4         Business with the Group

The Agent and the Security Trustee may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.5         Rights and discretions of the Agent and Security Trustee

26.5.1      The Agent and the Security Trustee may rely on:

(a)           any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)           any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

26.5.2      Each of the Agent and the Security Trustee may assume (unless it has received notice to the contrary in its capacity as agent or security trustee for the Banks) that:

(a)           no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(b)           any right, power, authority or discretion vested in any Party or the Majority Banks has not been exercised; and

(c)           any notice or request made by the Company or the Applicant (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

26.5.3      The Agent and the Security Trustee may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

26.5.4      Each of the Agent and the Security Trustee may act in relation to the Finance Documents through its personnel and agents.

26.5.5      Each of the Agent and the Security Trustee may disclose to any other Party any information it reasonably believes it has received as agent or security trustee under this Agreement.

26.5.6      Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Security Trustee is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.6        Majority Banks’ instructions

26.6.1      Unless a contrary indication appears in a Finance Document, each of the Agent and the Security Trustee shall (a) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Banks (or, if so instructed by the Majority Banks, refrain from exercising any right, power, authority or discretion vested in it as agent or security trustee) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Banks.

26.6.2      Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Banks will be binding on all the Finance Parties.

26.6.3      Each of the Agent and the Security Trustee may refrain from acting in accordance with the instructions of the Majority Banks (or, if appropriate, the Banks) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

26.6.4      In the absence of instructions from the Majority Banks, (or, if appropriate, the Banks) each of the Agent and the Security Trustee may act (or refrain from taking action) as it considers to be in the best interest of the Banks.

26.6.5      Neither the Agent nor the Security Trustee is authorised to act on behalf of a Bank (without first obtaining that Bank’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.7         Responsibility for documentation

Neither the Agent nor the Security Trustee:

26.7.1      is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Security Trustee, an Obligor or any other person given in or in connection with any Finance Document; or

26.7.2      is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.8         Exclusion of liability

26.8.1      Without limiting sub-clause 26.8.2 of this Clause 26.8, neither the Agent nor the Security Trustee will be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

26.8.2      No Party (other than the Agent or the Security Trustee) may take any proceedings against any officer, employee or agent of the Agent or the Security Trustee in respect of any claim it might have against the Agent or the Security Trustee or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or the Security Trustee may rely on this Clause subject to Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.

26.8.3      Neither the Agent nor the Security Trustee will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent or the Security Trustee if the Agent or the Security Trustee has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent or the Security Trustee for that purpose.

26.8.4      Nothing in this Agreement shall oblige the Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Bank and each Bank confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

26.9         Banks’ indemnity to the Agent

Each Bank shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and the Security Trustee, within three Business Days of demand, against any cost, loss or liability incurred by the Agent or Security Trustee (otherwise than by reason of the Agent’s or Security Trustee’s gross negligence or wilful misconduct) in acting as Agent or Security Trustee under the Finance Documents (unless the Agent or Security Trustee has been reimbursed by an Obligor pursuant to a Finance Document).

26.10       Resignation of the Agent and Security Trustee

26.10.1    Each of the Agent and the Security Trustee may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Company.

26.10.2    Alternatively the Agent or Security Trustee may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Banks (after consultation with the Company) may appoint a successor Agent or Security Trustee.

26.10.3    If the Majority Banks have not appointed a successor Agent or Security Trustee in accordance with sub-clause 26.10.2 of this Clause 26.10 within 30 days after notice of resignation was given, the Agent or Security Trustee (after consultation with the Company) may appoint a successor Agent or Security Trustee (acting through an office in the United Kingdom).

26.10.4    The retiring Agent or Security Trustee shall, at its own cost, make available to the successor Agent or Security Trustee such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent or Security Trustee under the Finance Documents.

26.10.5    The Agent’s or Security Trustee’s resignation notice shall only take effect upon the appointment of a successor.

26.10.6    Upon the appointment of a successor, the retiring Agent or Security Trustee shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.10.7    After consultation with the Company, the Majority Banks may, by notice to the Agent or Security Trustee, require it to resign in accordance with sub-clause 26.10.2 of this Clause 26.10. In this event, the Agent or Security Trustee shall resign in accordance with sub-clause 26.10.2 of this Clause 26.10.

26.11       Confidentiality

26.11.1    In acting as agent or security trustee for the Finance Parties, the Agent or Security Trustee shall be regarded as acting through its agency or trustee division which shall be treated as a separate entity from any other of its divisions or departments.

26.11.2    If information is received by another division or department of the Agent or Security Trustee, it may be treated as confidential to that division or department and the Agent or Security Trustee shall not be deemed to have notice of it.

26.12       Relationship with the Banks

26.12.1    Each of the Agent and Security Trustee may treat each Bank as a Bank, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Bank to the contrary in accordance with the terms of this Agreement.

26.12.2    Each Bank shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).

26.13       Credit appraisal by the Banks

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Bank confirms to the Agent and the Security Trustee that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

26.13.1    the financial condition, status and nature of each member of the Group;

26.13.2    the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

26.13.3    whether that Bank has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

26.13.4    the adequacy, accuracy and/or completeness of any information provided by the Agent or the Security Trustee, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.14      Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Bank, the Bank of which it is an Affiliate) ceases to be a Bank, the Agent shall (in consultation with the Company) appoint another Bank or an Affiliate of a Bank to replace that Reference Bank.

26.15      Agent’s and Security Trustee’s Management Time

Any amount payable to the Agent or Security Trustee under Clause 15.3 (Indemnity to the Agent and Security Trustee), Clause 17 (Costs and expenses) and Clause 26.9 (Banks’ indemnity to the Agent) shall include the cost of utilising the Agent’s and

Security Trustee’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent or Security Trustee may notify to the Company and the Banks, and is in addition to any fee paid or payable to the Agent and Security Trustee under Clause 12 (Fees).

26.16       Deduction from amounts payable by the Agent or Security Trustee

If any Party owes an amount to the Agent or Security Trustee under the Finance Documents the Agent or Security Trustee may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent or Security Trustee would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.17       Trust

The Security Trustee declares that it shall hold the Transaction Security on trust for the Finance Parties on the terms contained in this Agreement. Each of the parties to this Agreement agrees that the Security Trustee shall have only those duties, obligations and responsibilities expressly specified in this Agreement or the New Security Agreement (and no others shall be implied).

26.18       No Independent Power

The Finance Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the New Security Agreement except through the Security Trustee.

26.19      Security Trustee’s Actions

Subject to the provisions of this Clause 26:

26.19.1    the Security Trustee may, in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents which in its absolute discretion it considers to be for the protection and benefit of all the Finance Parties; and

26.19.2    at any time after receipt by the Security Trustee of notice from the Agent directing the Security Trustee to exercise all or any of its rights, remedies, powers or discretions under any of the Finance Documents, the Security Trustee may, and shall if so directed by the Agent, take any action as in its sole discretion it thinks fit to enforce the Transaction Security.

26.20      No responsibility to perfect Transaction Security

The Security Trustee shall not be liable for any failure to:

26.20.1    require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the property subject to the Transaction Security;

26.20.2    obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;

26.20.3    register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

26.20.4    take, or to require any of the Obligors to take, any steps to perfect its title to any of the property subject to the Transaction Security or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

26.20.5    require any further assurances in relation to any of the Transaction Security Documents.

26.21       Custodians and Nominees

The Security Trustee may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Trustee may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Trustee shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person provided that the Security Trustee has acted with due care in appointing such custodian or nominee.

26.22      Refrain from Illegality

The Security Trustee may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction which would or might otherwise render it liable to any person, and the Security Trustee may do anything which is, in its opinion, necessary to comply with any law, directive or regulation.

26.23      Winding up of Trust

If the Security Trustee, with the approval of the Majority Banks, determines that (a) all of the obligations secured by the New Security Agreement have been fully and finally discharged and (b) none of the Finance Parties is under any commitment, obligation or liability (actual or contingent) to provide financial accommodation to any Obligor pursuant to the Finance Documents, the trusts set out in this Agreement shall be wound up and the Security Trustee shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Trustee under the New Security Agreement.

26.24      Perpetuity Period

The perpetuity period under the rule against perpetuities, if applicable to this Agreement, shall be the period of eighty years from the date of this Agreement.

26.25      Powers Supplemental

The rights, powers and discretions conferred upon the Security Trustee by this Agreement shall be supplemental to the Trustee Acts 1925 and 2000 and in addition to any which may be vested in the Security Trustee by general law or otherwise.

26.26      Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Trustee in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Acts 1925 and 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

26.27       Delegation

26.27.1    The Security Trustee may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

26.27.2    The delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions as the Security Trustee may think fit in the interests of the Finance Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any delegate or sub-delegate.

26.28       Order of Application

All monies from time to time received or recovered by the Security Trustee in connection with the realisation or enforcement of all or any part of the Transaction Security shall be held by the Security Trustee on trust to apply them at such times as the Security Trustee sees fit, to the extent permitted by applicable law, in the following order of priority:

26.28.1    in discharging any sums owing to the Security Trustee (in its capacity as Security Trustee);

26.28.2    in payment to the Agent, on behalf of the Secured Parties, for application towards the discharge of all sums due and payable by any Obligor under any of the Finance Documents in accordance with Clause 29.5 (Partial payments);

26.28.3    if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment to any person to whom the Security Trustee is obliged to pay in priority to any Obligor; and

26.28.4    the balance, if any, in payment to the relevant Obligor.

26.29      Investment of proceeds

Prior to the application of the proceeds of the Transaction Security in accordance with Clause 26.28 (Order of Application) the Security Trustee may, at its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Trustee or Agent with such financial institution (including itself) for so long as the Security Trustee thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Trustee’s discretion in accordance with the provisions of this Clause.

26.30      Currency conversion

26.30.1    For the purpose of or pending the discharge of any of the Secured Obligations the Security Trustee may convert any monies received or recovered by the Security Trustee from one currency to another, at the spot rate at which the Security Trustee is able to purchase the currency in which the Secured Obligations are due with the amount received.

26.30.2    The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

26.31      Permitted deductions

The Security Trustee shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the property charged under the New Security Agreement, or as a consequence of performing its duties, or by virtue of its capacity as Security Trustee under any of the Finance Documents or otherwise (except in connection with its remuneration for performing its duties under any Finance Document).

26.32       Discharge of Secured Obligations

26.32.1    Any payment to be made in respect of the Secured Obligations by the Security Trustee may be made to the Agent on behalf of the Banks and that payment shall be a good discharge to the extent of that payment, to the Security Trustee.

26.32.2    The Security Trustee is under no obligation to make payment to the Agent in the same currency as that in which any Unpaid Sum is denominated.

27.           CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

27.1.1      interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

27.1.2      oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

27.1.3      oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.           SHARING AMONG THE FINANCE PARTIES

28.1        Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

28.1.1      the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

28.1.2      the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

28.1.3      the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2        Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial payments).

28.3         Recovering Finance Party’s rights

28.3.1      On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

28.3.2      If and to the extent that the Recovering Finance Party is not able to rely on its rights under sub-clause 28.3.1 of this Clause 28.3, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4         Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

28.4.1      each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

28.4.2      that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Bank for the amount so reimbursed.

28.5        Exceptions

28.5.1      This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

28.5.2      A Recovering Finance Party is not obliged to share with any other Bank any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)      it notified that other Finance Party of the legal or arbitration proceedings; and

(b)      that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

29.          PAYMENT MECHANICS

29.1        Payments to the Agent or Security Trustee

29.1.1      On each date on which an Obligor or a Bank is required to make a payment under a Finance Document, that Obligor or Bank shall make the same available to the Agent or Security Trustee (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent or Security Trustee as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

29.1.2      Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent or Security Trustee specifies.

29.2         Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Bank, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

29.3         Distributions to an Obligor

The Agent or Security Trustee may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4         Clawback

29.4.1      Where a sum is to be paid to the Agent or Security Trustee under the Finance Documents for another Party, the Agent or Security Trustee is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

29.4.2      If the Agent or Security Trustee pays an amount to another Party and it proves to be the case that the Agent or Security Trustee had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent or Security Trustee shall on demand refund the same to the Agent or Security Trustee together with interest on that amount from the date of payment to the date of receipt by the Agent or Security Trustee, calculated by the Agent or Security Trustee to reflect its cost of funds.

29.5        Partial payments

29.5.1      If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a)           first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Issuing Banks under the Finance Documents;

(b)           secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(c)           thirdly, in or towards payment pro rata of any principal or indemnity payment in respect of a Bond due but unpaid under this Agreement; and

(d)           fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

29.5.2      The Agent shall, if so directed by the Majority Banks, vary the order set out in sub-clause 29.5.l(b) to 29.5.l(d).

29.5.3      Sub-clause 29.5.1 and 29.5.2 of this Clause 29.5 will override any appropriation made by an Obligor.

29.6         No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7         Business Days

29.7.1      Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

29.7.2      During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8         Currency of account

29.8.1      Subject to sub-clauses 29.8.2 to 29.8.5 of this Clause 29.8, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

29.8.2      Unless expressly indicated to the contrary, a repayment of a Bond or Unpaid Sum or a part of a Bond or Unpaid Sum shall be made in the currency in which that Bond or Unpaid Sum is denominated on its due date.

29.8.3      Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

29.8.4      Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

29.8.5      Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.9        Change of currency

29.9.1      Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)           any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(b)           any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

29.9.2      If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company)

specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.           SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.           NOTICES

31.1        Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2        Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

31.2.1      in the case of the Company or the Applicant, that identified with its name below;

31.2.2      in the case of each Bank or any other Original Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

31.2.3      in the case of the Agent and the Security Trustee, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3        Delivery

31.3.1      Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)           if by way of fax, when received in legible form; or

(b)           if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

31.3.2      Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent or Security Trustee and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Trustee’s signature below (or any substitute department or officer as the Agent or Security Trustee shall specify for this purpose).

31.3.3      All notices from or to an Obligor shall be sent through the Agent or Security Trustee.

31.3.4      Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

31.4         Notification of address or fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number telex number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5         Electronic communication

31.5.1      Any communication to be made between the Agent and a Bank under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Bank:

(a)           agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)           notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)           notify each other of any change to their address or any other such information supplied by them.

31.5.2      Any electronic communication made between the Agent and a Bank will be effective only when actually received in readable form and in the case of any electronic communication made by a Bank to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

31.6         English language

31.6.1      Any notice given under or in connection with any Finance Document must be in English.

31.6.2      All other documents provided under or in connection with any Finance Document must be:

(a)           in English; or

(b)           if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.          CALCULATIONS AND CERTIFICATES

32.1        Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2        Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3         Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.           PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.           REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.          AMENDMENTS AND WAIVERS

35.1        Required consents

35.1.1      Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Banks and the Company and the Applicant and any such amendment or waiver will be binding on all Parties.

35.1.2      The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

35.2        Exceptions

35.2.1      An amendment or waiver that has the effect of changing or which relates to:

(a)           the definition of “Majority Banks” in Clause 1.1 (Definitions);

(b)           an extension to the date of payment of any amount under the Finance Documents;

(c)           a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)           an increase in or an extension of any Commitment;

(e)           a change to the Obligors other than in accordance with Clause 25 (Changes to the Obligors);

(f)            any provision which expressly requires the consent of all the Banks;

(g)           Clause 2.2 (Finance Parties’ rights and obligations), Clause 21 (Security undertakings), Clause 24 (Changes to the Banks) or this Clause 35,

shall not be made without the prior consent of all the Banks.

35.2.2      An amendment or waiver which relates to the rights or obligations of the Agent, the Security Trustee or an Issuing Bank may not be effected without the consent of the Agent, the Security Trustee or that Issuing Bank.

35.3         Administrative Action

In respect of any administrative action or procedure required under this Agreement in relation to the issuance of any Bond or the payment of any amount the Applicant and the Agent may agree to follow a different action or procedure. Any change to any procedure or action so agreed by the Applicant and the Agent will not affect the rights and obligations of any other party under this Agreement.

36.           COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37.           GOVERNING LAW

This Agreement is governed by English law.

38.           ENFORCEMENT

38.1        Jurisdiction

38.l.l        The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

38.1.2      The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

38.1.3      This Clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2        Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

38.2.1      irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

38.2.2      agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Part A

The Original Issuing Bank

HSBC Bank plc

Part B

The Original Bank

Name of Original Bank	Commitment
£

HSBC Bank plc	35,000,000

Part C

The Original Indemnifying Companies

Name of Original Indemnifying Companies	Company No.

Marconi Communications China Limited	02956293

Marconi Communications GmbH	HRB1563

Marconi Communications International Limited	00464439

Marconi Communications Ltd	00703317

Marconi Communications SpA	01168770996

Marconi International SpA	01201400999

Metapath Software International Limited	02436108

Marconi Australia Pty Ltd	091247746

Marconi Telecommunications India (Private) Limited	55-107884

Marconi Middle East LLC	57150

Marconi Communications Asia Limited	21763

Marconi Middle East	1010180568

Marconi Colombia S.A.	1002175

Marconi Iberia S.A.	82553470

MNI Tecnologias e Sistemas de Comunicacao S.A.	LISBOA 9874

Marconi Sud SpA	04159131004

Marconi Communications de Mexico S.A. de C.V.	AMC-970131-AL2

Marconi Communications, Inc.	2316994

Marconi Inc	2230335

Metapath Software International (US), Inc	2463712

GPT Special Project Management Limited	2984211

SCHEDULE 2

CONDITIONS PRECEDENT

Part A
Conditions Precedent To Initial Utilisation

1.             Original Obligors

(a)           A copy of the constitutional documents of each Original Obligor.

(b)           A copy of a resolution of the board of directors (or the shareholders, as the case may be) of each Original Obligor:

(i)            approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)           authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)          authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)           A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)           A certificate of the Company (signed by a director) confirming that guaranteeing the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on the Company to be exceeded.

(e)           A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part A of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(f)            Good standing certificates from the Secretary of State of the State of Delaware in respect of each Original Indemnifying Company incorporated in the United States of America.

2.             Legal opinions

(a)           A legal opinion of Clifford Chance LLP, legal advisers to the Agent in England, substantially in the form distributed to the Original Banks prior to signing this Agreement.

(b)           If an Original Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Agent in the relevant jurisdiction, substantially in the form distributed to the Original Banks prior to signing this Agreement.

3.             Other documents and evidence

(a)           Evidence that any process agent referred to in Clause 38.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(b)           A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)           Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(d)           Executed copies of all Finance Documents (including the New Security Agreement) and of all documents to be delivered thereunder.

(e)           Evidence that the Account required to be opened pursuant to the New Security Agreement has been opened and is operational.

(f)            Evidence that the entire amounts of the Available Facility under and as defined in the Existing Bonding Facility Agreement) has been cancelled by the Applicant.

Part B

Conditions precedent required to be
delivered by an Additional Obligor

1.             An Accession Letter, duly executed by the Additional Obligor and the Company.

2.             A copy of the constitutional documents of the Additional Obligor.

3.             A copy of a resolution of the board of directors of the Additional Obligor:

(a)           approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)           authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)           authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.             A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.             A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part B of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

6.             A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

7.             A legal opinion of Clifford Chance LLP, legal advisers to the Agent in England.

8.             If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Agent in the jurisdiction in which the Additional Obligor is incorporated.

9.             If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 38.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

SCHEDULE 3
UTILISATION REQUEST

From:      [Applicant]

To:          [Agent]

Dated:

Dear Sirs

[Company] – [               ] Facility Agreement

dated [               ] (the “Agreement”)

1.             We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.             We wish to arrange for a Bond to be issued by [•] as Issuing Bank on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Currency of Bond:	[ ]
Amount:	[ ] or, if less, the Available Facility
Term:	[ ]

Type of Bond:	[ ]

Beneficiary of Bond:	[ ]

[Correspondent Bank:](1)

3.             The Bond is for a purpose specified in Clause 3.1 (Purpose) of the Agreement and the relevant Indemnifying Company is [•].

4.             We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

5.             We attach a copy of the proposed Bond.

6.             The Bond is to be delivered to [•].

7.             This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for [Applicant]

(1) Insert where relevant

SCHEDULE 4

MANDATORY COST FORMULAE

1.             The Mandatory Cost is an addition to the interest rate to compensate Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.             On the first day of each Interest Period or Term (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Bank, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Banks’ Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the relevant Loan) and will be expressed as a percentage rate per annum.

3.             The Additional Cost Rate for any Bank lending from a Facility Office in a Participating Member State will be the percentage notified by that Bank to the Agent. This percentage will be certified by that Bank in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.             The Additional Cost Rate for any Bank lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)           in relation to a sterling Utilisation:

AB + C(B–D) + E x 0.01	per cent. per annum
100 – (A + C)

(b)             in relation to a Utilisation in any currency other than sterling:

E x 0.01	per cent. per annum
300

Where:

A             is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B             is the percentage rate of interest (excluding the Mandatory Cost and, if the Utilisation is an Unpaid Sum, the additional rate of interest specified in sub-clause 9.1.1 of Clause 9.1 (Default Interest)) payable for the relevant Interest Period on the Utilisation.

C             is the percentage (if any) of Eligible Liabilities which that Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D             is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E              is designed to compensate Banks for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.             For the purposes of this Schedule:

(a)           “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)           “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)           “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)           “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.             In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.             If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.             Each Bank shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Bank shall supply the following information on or prior to the date on which it becomes a Bank:

(a)           the jurisdiction of its Facility Office; and

(b)           any other information that the Agent may reasonably require for such purpose.

Each Bank shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.             The percentages of each Bank for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Bank notifies the Agent to the contrary, each Bank’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.           The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.           The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.           Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.           The Agent may from time to time, after consultation with the Parent and the Banks, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATES

To:          [            ] as Agent

From:      [The Existing Bank] (the “Existing Bank”) and [The New Bank] (the “New Bank”)

Dated:

[Company] – [             ] Facility Agreement

dated [             ] (the “Agreement”)

1.             We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.             We refer to Clause 24.5 (Procedure for transfer):

(a)           The Existing Bank and the New Bank agree to the Existing Bank transferring to the New Bank by novation all or part of the Existing Bank’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(b)           The proposed Transfer Date is [             ].

(c)           The Facility Office and address, fax number and attention details for notices of the New Bank for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3.             The New Bank expressly acknowledges the limitations on the Existing Bank’s obligations set out in sub-clause 24.4.3 of Clause 24.4 (Limitation of responsibility of Existing Banks).

4.             This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.             This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Bank]	[New Bank]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [            ].

[Agent]

By:

SCHEDULE 6

FORM OF ACCESSION LETTER

To:          [             ] as Agent

From:      [Subsidiary] and [Company]

Dated:

Dear Sirs

[Company] – [             ] Facility Agreement

dated [             ] (the “Agreement”)

1.             We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.             [Subsidiary] agrees to become an Additional Indemnifying Company and to be bound by the terms of the Agreement as an Additional Indemnifying Company pursuant to Clause 25.2 (Additional Indemnifying Companies) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.             [Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.             This Accession Letter is governed by English law.

[Company]	[Subsidiary]

SCHEDULE 7

TIMETABLES

Specified Time
Agent notifies the Application if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	D - 4 11.00 am

Delivery of a duly completed Utilisation Request (Clause 5.1) (Delivery of a Utilisation Request)	D - 3 11.00 am

Agent notifies the Application if the form, beneficiary or tenor of the Bond is not approved in accordance with sub-clause 5.2.3 of Clause 5.2 (Completion of a Utilisation Request)	D - 1 11.00 am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Bond, if required under Clause 5.4 (Issue of Bonds) and notifies the Issuing Bank and the Banks of the Bond in accordance with Clause 5.4 (Issue of Bonds)

D - 1 Noon

D                                       =                                         Utilisation Date

D-x                              =                                         Business Days prior to Utilisation Date

SCHEDULE 8

FORM OF LMA CONFIDENTIALITY UNDERTAKING

[Letterhead of Existing Bank]

To:
[insert name of Potential New Bank]

Re:	The Agreement

Applicant: Marconi Bonding Limited
Date: [ ] 2005
Amount: £35,000,000
Agent: HSBC Bank plc

Dear Sirs

We understand that you are considering acquiring an interest in the Agreement (the “Acquisition”). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.                                       Confidentiality Undertaking

You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(c) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2.                                       Permitted Disclosure

We agree that you may disclose Confidential Information:

(a)                                  to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

(b)                                 subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group in each case so long as that person has delivered a letter to you in equivalent form to this letter; and

(c)                                  (i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.                                       Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(c) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.                                       Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(c) above.

5.                                       Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.                                       No Representation; Consequences of Breach, etc

You acknowledge and agree that:

(a)                                  neither we, nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)                                 we or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.                                       No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us.

8.                                       Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.                                       Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

10.                                 Third Party Rights

(a)                                  Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

(b)                                 The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

(c)                                  The parties to this letter do not require the consent of the Relevant Persons to rescind or vary this letter at any time.

11.                                 Governing Law and Jurisdiction

(a)                                  This letter (including the agreement constituted by your acknowledgement of its terms) is governed by English law.

(b)                                 The parties submit to the non-exclusive jurisdiction of the English courts.

12.                                 Definitions

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means any information relating to the Borrower, the Group, the Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

“Permitted Purpose” means considering and evaluating whether to enter into the Acquisition; and

“Purchaser Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Existing Bank]

To:                              [Existing Bank]

and the Applicant

We acknowledge and agree to the above:

For and on behalf of

[Potential New Bank]

SIGNATURES

The Applicant

MARCONI BONDING LIMITED

By:	/s/ [ILLEGIBLE]

Address:	New Century Park
P.O. Box 53
Coventry CV3 1HJ

Fax:	024 7656 7000

The Company

MARCONI CORPORATION plc

By:	/s/ [ILLEGIBLE]

Address:	New Century Park
P.O. Box 53
Coventry CV3 1HJ

Fax:	024 7656 7000

The Original Issuing Bank and Original Bank

HSBC BANK plc

By:	/s/ [ILLEGIBLE]

Address:	8 Canada Square
London E14 5HQ

Fax:	020 7991 4346

The Agent

HSBC BANK plc

By:		/s/ [ILLEGIBLE]

Address:		8 Canada Square
London E14 5HQ

Fax:		020 7991 4346

The Security Trustee

HSBC BANK plc

By:		/s/ [ILLEGIBLE]

Address:		8 Canada Square
London E14 5HQ

Fax:		020 7991 4346

Original Indemnifying Companies

MARCONI COMMUNICATIONS CHINA LIMITED

By:		/s/ [ILLEGIBLE]

Address:		New Century Park
P.O. Box 53
Coventry CV3 1HJ

Fax:		024 7656 7000

MARCONI COMMUNICATIONS GMBH

By:	/s/ [ILLEGIBLE]	/s/ [ILLEGIBLE]

Address:		Geberstrasse 33
71522 Backnang,
Germany

Fax:		+ 49 7191 13 2007

MARCONI COMMUNICATIONS INTERNATIONAL LIMITED

By:	/s/ [ILLEGIBLE]

Address:	New Century Park
P.O. Box 53
Coventry CV3 1HJ

Fax:	024 7656 7000

MARCONI COMMUNICATIONS LTD

By:	/s/ [ILLEGIBLE]

Address:	New Century Park
P.O. Box 53
Coventry CV3 1HJ

Fax:	024 7656 7000

MARCONI COMMUNICATIONS SpA

By:	/s/ [ILLEGIBLE]

Address:	Via Ludovico Calda 5
16153 Genoa
Italy

MARCONI INTERNATIONAL SpA

By:	/s/ [ILLEGIBLE]

Address:	Via Ludovico Calda 5
16153 Genoa
Italy

METAPATH SOFTWARE INTERNATIONAL LIMITED

By:		/s/ [ILLEGIBLE]

Address:		New Century Park
P.O. Box 53
Coventry CV3 1HJ

Fax:		024 7656 7000

MARCONI AUSTRALIA PTY LTD

By:	/s/ [ILLEGIBLE]	/s/ [ILLEGIBLE]

Address:		Level 7
90 Arthur Street
North Sydney
NSW 2060
Australia

MARCONI TELECOMMUNICATIONS INDIA (PRIVATE) LIMITED

By:		/s/ [ILLEGIBLE]

Address:		2nd Floor
F Block
International Trade Tower
Nehru Place
New Delhi 110019
India

MARCONI MIDDLE EAST LLC

By:		/s/ [ILLEGIBLE]

Address:		Floor 37
Emirates Towers
Sheikh Zayed Highway
Dubai

MARCONI COMMUNICATIONS ASIA LIMITED

By:	/s/ [ILLEGIBLE]

Address:	Suites 1301-2, 13/F
1063 Kings Road
Quarry Bay
Hong Kong

MARCONI MIDDLE EAST

By:	/s/ [ILLEGIBLE]

Address:	Level 20
Al Faisaliah Tower
P.O. Box 9985
Riyadh 11423
Saudi Arabia

MARCONI COLOMBIA S.A.

By:	/s/ [ILLEGIBLE]	/s/ [ILLEGIBLE]

Address:	Autopista Norte No. 118-130
Oficina 701
Santafe de Bogota
Colombia

MARCONI IBERIA S.A.

By:	/s/ [ILLEGIBLE]

Address:	C/Calendula 93, Miniparc III
El Soto de La Moraleja, Alcobendas
Madrid 28109
Spain

MNI TECNOLOGIAS E SISTEMAS DE COMUNICACAO S.A.

By:	/s/ [ILLEGIBLE]

Address:	Avenida Duarte Pacheco
Empremendimento das Amoreiras
Torre 1, 2nd Floor
Lisbon

MARCONI SUD SpA

By:	/s/ [ILLEGIBLE]

Address:	Via Ludovico Calda 5
16153 Genoa
Italy

MARCONI COMMUNICATIONS DE MEXICO S.A. DE C.V.

By:	/s/ [ILLEGIBLE]

Address:	Calle de la Amarguia #60PB
Col. Lomas de la Herradura
Paseo de la Herradura y Blvd. Magnocentro
52785 Huixquilucan, Estado de México, México

MARCONI COMMUNICATIONS, INC

By:	/s/ [ILLEGIBLE]

Address:	3000 Marconi Drive
Warrendale, Pennsylvania 15086 USA

MARCONI INC

By:	/s/ [ILLEGIBLE]

Address:	c/o Marconi Communications, Inc
333 Pierce Road - Suite 370
Itasca, Illinois 60143 USA

METAPATH SOFTWARE INTERNATIONAL (US), INC

By:	/s/ [ILLEGIBLE]

Address:	1755 N. Collins Boulevard - Suite 400
Richardson, Texas 75080 USA

GPT SPECIAL PROJECT MANAGEMENT LIMITED

By:	/s/ [ILLEGIBLE]

Address:	New Century Park
PO Box 53
Coventry CV3 1HJ

Fax:	024 7656 7000